
                                               ORIENT - EXPRESS HOTELS LTD.                                  EXHIBIT 12
                                          Computation of Ratios of Earnings to
                                                      Fixed Charges

                                                                                                           Six Months
                                                                 Year ended December 31,                      ended
                                                                                                             June 30,
                                                 ---------------------------------------------------    ------------------
                                                  1995       1996       1997       1998       1999       1999       2000
                                                 -------    -------    -------    -------    -------    -------    -------
Earnings before income taxes
  and change in accounting principle               7,086     18,207     31,241     30,396     43,168     17,894     19,939

Equity in undistributed earnings of
   unconsolidated companies                         (861)    (3,215)    (4,141)    (5,265)    (7,971)    (5,311)    (6,927)
Add back dividends received                          490      3,118      3,868      5,087      5,790      4,929      5,772
                                                 -------    -------    -------    -------    -------    -------    -------

Total earnings before income taxes
  and change in accounting principle               6,715     18,110     30,968     30,218     40,987     17,512     18,784
                                                 =======    =======    =======    =======    =======    =======    =======

Fixed charges :
   Interest                                       10,760     12,974     14,203     17,420     19,811     10,027     11,858
   Amortization of finance costs                   1,146      1,216      1,152      1,145        904        413        494
                                                 -------    -------    -------    -------    -------    -------    -------

   Total interest                                 11,906     14,190     15,355     18,565     20,715     10,440     12,352
Interest factor of rent expense                      331        299        389        331        386        193        193
                                                 -------    -------    -------    -------    -------    -------    -------

Total fixed charges                               12,237     14,489     15,744     18,896     21,101     10,633     12,545
Capitalized interest                              (1,453)    (1,957)      (612)      (102)      --         --         (197)
                                                 -------    -------    -------    -------    -------    -------    -------

Fixed charges (excluding capitalized interest)    10,784     12,532     15,132     18,794     21,101     10,633     12,348
                                                 =======    =======    =======    =======    =======    =======    =======

Earnings before fixed charges (excluding
  capitalized interest), income taxes
  and change in accounting principle              17,499     30,642     46,100     49,012     62,088     28,145     31,132
                                                 =======    =======    =======    =======    =======    =======    =======

Ratio of earnings to fixed charges                  1.4x       2.1x       2.9x       2.6x       2.9x       2.6x       2.5x
                                                 =======    =======    =======    =======    =======    =======    =======